Exhibit 12.1

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                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
             Redeemable Preferred Securities of Subsidiary Trusts -
          Consolidated Basis for the three months ended March 31, 2002 and the year ended December 31, 2001
                              (Dollars in millions)

                                                                                     Three months
                                                                                        ended      Year ended
                                                                                      March 31,    December 31,
                                                                                        2002           2001
                                                                                        ----           ----
Pretax loss from operations:
    Net loss.....................................................................    $ (95.9)       $ (405.9)
    Add income tax benefit.......................................................      (31.4)         (115.8)
    Add extraordinary gain on extinguishment of debt.............................       (4.0)          (17.2)
    Add minority interest........................................................       29.2           119.5
                                                                                     -------        --------

       Pretax loss from operations...............................................     (102.1)         (419.4)
                                                                                     -------        --------
Add fixed charges:
    Interest expense on corporate debt, including amortization...................       74.4           369.5
    Interest expense on finance debt.............................................      286.8         1,205.9
    Interest expense on investment borrowings....................................        7.5            33.8
    Portion of rental (1)........................................................        5.2            22.1
                                                                                     -------        --------

       Fixed charges.............................................................      373.9         1,631.3
                                                                                     -------        --------

       Adjusted earnings.........................................................    $ 271.8        $1,211.9
                                                                                     =======        ========

          Ratio of earnings to fixed charges.....................................         (4)             (2)
                                                                                           =               =

          Ratio of earnings to fixed charges, excluding interest expense on
              finance debt and investment borrowings.............................         (4)             (2)
                                                                                           =               =

Fixed charges....................................................................    $ 373.9        $1,631.3
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before minority
    interest and extraordinary gain to pretax income)............................        1.5            19.8
Add distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts....................................       44.9           183.9
                                                                                     -------        --------

       Fixed charges.............................................................    $ 420.3        $1,835.0
                                                                                     =======        ========

       Adjusted earnings.........................................................    $ 271.8        $1,211.9
                                                                                     =======        ========

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts..........................         (5)             (3)
                                                                                           =               =

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts, excluding interest
              expense on finance debt and investment borrowings..................         (5)             (3)
                                                                                           =               =

----------------
     (1)  Interest portion of rental is estimated to be 33 percent.
     (2) For such ratios, adjusted earnings were $419.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2001, included: (i) special and impairment charges of $488.8 million; and
          (ii) provision for losses related to loan guarantees of $169.6 million.
     (3) For such ratios, adjusted earnings were $623.1 million less than fixed charges. Adjusted earnings for the year ended December 31, 2001, included: (i) special and impairment charges of $488.8 million; and
          (ii) provision for losses related to loan guarantees of $169.6 million.
     (4) For such ratios, adjusted earnings were $102.1 million less than fixed charges. Adjusted earnings for the three months ended March 31, 2002, included: (i) special charges of $69.5 million; and (ii) provision for losses related to loan guarantees of $40.0 million.
     (5) For such ratios, adjusted earnings were $148.5 million less than fixed charges. Adjusted earnings for the three months ended March 31, 2002, included: (i) special charges of $69.5 million; and (ii) provision for losses related to loan guarantees of $40.0 million.


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